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                                                                    EXHIBIT 21.1


                              LIST OF SUBSIDIARIES

          The Company owns 80% of the outstanding voting stock of the following subsidiary:

          SUBSIDIARY NAME                    JURISDICTION OF INCORPORATION

          Interlink Electronics K.K.                     Japan